EXHIBIT 99.02

Item 6.	SELECTED FINANCIAL DATA
(In millions, except for per share data and combined ratios)

	2012	2011	2010	2009	2008
Income Statement Data
Earned premiums	$13,631	$14,088	$14,055	$14,424	$15,503
Fee income	4,386	4,700	4,697	4,493	5,066
Net investment income (loss):
Securities available-for-sale and other	4,227	4,263	4,354	4,018	4,319
Equity securities, trading	4,364	(1,345)	(1,012)	2,845	(10,094)
Total net investment income (loss)	8,591	2,918	3,342	6,863	(5,775)
Net realized capital losses:
Total other-than-temporary impairment (“OTTI”) losses	(389)	(263)	(852)	(2,191)	(3,964)
OTTI losses recognized in other comprehensive income	40	89	418	683	—
Net OTTI losses recognized in earnings	(349)	(174)	(434)	(1,508)	(3,964)
Net realized capital gains (losses), excluding net OTTI losses recognized in earnings	(395)	(52)	(157)	(529)	(1,883)
Total net realized capital losses	(744)	(226)	(591)	(2,037)	(5,847)
Other revenues	258	253	267	261	249
Total revenues	26,122	21,733	21,770	24,004	9,196
Benefits, losses and loss adjustment expenses	13,248	14,627	13,018	13,806	14,085
Benefits, losses and loss adjustment expenses — returns credited on international variable annuities	4,363	(1,345)	(1,012)	2,845	(10,094)
Amortization of deferred policy acquisition costs and present value of future profits	1,988	2,444	1,692	3,125	3,049
Insurance operating costs and other expenses	5,204	5,269	5,292	5,235	5,516
Loss on extinguishment of debt	910	—	—	—	—
Reinsurance loss on disposition, including goodwill impairment of $342	533	—	—	—	—
Interest expense	457	508	508	476	343
Goodwill impairment	—	30	—	32	745
Total benefits, losses and expenses	26,703	21,533	19,498	25,519	13,644
Income (loss) from continuing operations before income taxes	(581)	200	2,272	(1,515)	(4,448)
Income tax expense (benefit)	(481)	(373)	568	(805)	(1,815)
Income (loss) from continuing operations, net of tax	(100)	573	1,704	(710)	(2,633)
Income (loss) from discontinued operations, net of tax	62	139	(68)	(59)	(131)
Net income (loss)	(38)	712	1,636	(769)	(2,764)
Preferred stock dividends and accretion of discount	42	42	515	127	8
Net income (loss) available to common shareholders	$(80)	$670	$1,121	$(896)	$(2,772)
Balance Sheet Data
Separate account assets	$141,569	$143,870	$159,742	$150,394	$130,184
Total assets	298,513	302,609	316,789	306,035	285,665
Total debt (including capital lease obligations)	7,126	6,216	6,607	5,839	6,221
Separate account liabilities	141,569	143,870	159,742	150,394	130,184
Common equity, excluding AOCI	19,048	19,679	19,188	16,696	15,135
Preferred Stock	556	556	556	2,960	—
AOCI, net of tax	2,843	1,251	(990)	(3,472)	(7,785)
Total stockholders’ equity	22,447	21,486	18,754	16,184	7,350
Income (loss) from continuing operations, net of tax, available to common shareholders per common share
Basic	$(0.32)	$1.19	$2.76	$(2.42)	$(8.61)
Diluted	(0.32)	1.11	2.54	(2.42)	(8.61)
Net income (loss) available to common shareholders per common share
Basic	$(0.18)	$1.51	$2.60	$(2.59)	$(9.04)
Diluted	(0.18)	1.40	2.40	(2.59)	(9.04)
Cash dividends declared per common share	0.40	0.40	0.20	0.20	1.91
Other Data
Total revenues, excluding net investment income on equity securities, trading	$21,758	$23,078	$22,782	$21,159	$19,290
Unlock benefit (charge), after-tax	$31	$(473)	$93	$(846)	$(795)
Total investments, excluding equity securities, trading	$105,317	$104,449	$98,175	$93,235	$89,287

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